Exhibit 99.1

   The Medicines Company Clarifies 2004 Guidance, Increasing Revenue Forecast

     PARSIPPANY, N.J.--(BUSINESS WIRE)--Oct. 19, 2004--The Medicines Company (Nasdaq: MDCO) today announced a clarification and adjustment to its financial guidance as discussed during this evening's conference call. The Company issued the following guidance to assist investors:

     -- The Company reaffirmed its full year 2004 net earnings estimate of $15-19 million.

     -- Total operating expenses (R&D plus S,G&A) were reaffirmed and are anticipated to fall in the range of $98-101 million. Cost of revenue for the year is expected to be between 20-21% of total revenue.

     -- Revenue for the full year is anticipated to be in the range of $139-145 million rather than $139-141 million as discussed on the call. Forecasted domestic revenue was reaffirmed to be $135-137 million, but international revenue is now revised to an estimated to be $4-8 million rather than $4-5 million. The variability in potential European sales arises from yet to be determined pricing levels in the launch markets. European revenue recorded in the third quarter was calculated at a contracted initial price, which may be adjusted in the fourth quarter based on the end user price.

     The Medicines Company meets the demands of the world's most advanced medical practitioners by developing products that improve acute hospital care. The Company markets Angiomax(R) (bivalirudin), an anticoagulant approved in the U.S. and other countries for use in patients undergoing percutaneous transluminal coronary angioplasty (PTCA) procedures. The Medicines Company creates value using its range of clinical and commercial skills to develop products acquired from leading life science innovators.

     Statements contained in this press release about The Medicines Company, the Company's projected revenues and financial results, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes", "anticipates", plans", "expects", "intends", "potential", "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, physicians' acceptance of Angiomax clinical trial results, whether the Company will be able to obtain regulatory approval for additional indications of Angiomax, whether the Company's products will receive approvals from regulatory agencies, including pricing and reimbursement approvals in certain European countries, whether the Company's products will advance in the clinical trials process, and such other factors as are set forth in the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company's Quarterly Report on Form 10-Q filed on August 6, 2004, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

     CONTACT: The Medicines Company
              Michael Mitchell, 973-656-1616
              investor.relations@themedco.com